UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2011

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-32681	72-1440714
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (337) 232-7028

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 4, 2011, PetroQuest Energy, Inc., a Delaware corporation (the “Company”), PetroQuest Energy, L.L.C. (the “Borrower”) and TDC Energy LLC entered into the Fourth Amendment to Credit Agreement (the “Fourth Amendment”), which amends the Credit Agreement dated as of October 2, 2008, as amended by that certain First Amendment to Credit Agreement dated as of March 24, 2009, that certain Second Amendment to Credit Agreement dated as of September 30, 2009, and that certain Third Amendment to Credit Agreement dated as of August 5, 2010 (collectively, the “Credit Agreement”), with JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Capital One, N.A., Iberiabank FSB and Whitney National Bank.

The Fourth Amendment (i) extends the maturity date of the credit facility from October 2, 2013 to October 3, 2016, (ii) increases the Borrowing Base (as defined in the Credit Agreement) from $100 million to $125 million (subject to the aggregate commitments of the lenders then in effect), (iii) modifies the interest and the fees payable by the Company under the Credit Agreement, (iv) permits the Company to repurchase up to $10 million of the Company’s common stock during the term of the Credit Agreement, so long as after giving effect to such repurchase the Borrower’s Liquidity (as defined in the Fourth Amendment) is greater than 20% of the total commitments of the lenders at such time, and (v) reduces the percentage of the total value of the Borrower’s oil and gas properties required for title coverage and to be secured by a first priority lien in favor of the lenders, in each case, from at least 85% to at least 80%. The aggregate commitments of the lenders is currently $100 million and can be increased to up to $300 million by either adding new lenders or increasing the commitments of existing lenders, subject to certain conditions. The Borrowing Base is based upon the valuation as of January 1 and July 1 of each year of the reserves attributable to the Company’s oil and gas properties and other credit factors deemed relevant by the lenders. The next Borrowing Base re-determination is scheduled to occur by March 31, 2012; however, the Company or the lenders may request two additional borrowing base re-determinations each year.

As amended by the Fourth Amendment, outstanding balances under the Credit Agreement bear interest at the alternate base rate plus a margin (based on a sliding scale of 0.5% to 1.5% depending on total commitments) or the adjusted LIBO rate (“Eurodollar”) plus a margin (based on a sliding scale of 1.5% to 2.5% depending on total commitments); provided, however, if the Company fails to deliver a reserve report as required by the Credit Agreement, the margins will be set to the highest level until such time as such reserve report is delivered. The alternate base rate is equal to the highest of (i) the JPMorgan Chase prime rate, (ii) the Federal Funds Effective Rate plus 0.5% or (iii) the adjusted LIBO rate plus 1%. For the purposes of the definition of alternative base rate only, the adjusted LIBO rate is equal to the rate at which dollar deposits of $5,000,000 with a one month maturity are offered by the principal London office of JPMorgan Chase Bank, N.A. in immediately available funds in the London interbank market. For all other purposes, the adjusted LIBO rate is equal to the rate at which Eurodollar deposits in the London interbank market for one, two three or six months (as selected by the Company) are quoted, as adjusted for statutory reserve requirements for Eurocurrency liabilities. Outstanding letters of credit are charged a participation fee at a per annum rate equal to the margin applicable to Eurodollar loans, a fronting fee and customary administrative fees. As amended by the Fourth Amendment, the Company pays commitment fees based on a sliding scale of 0.375% to 0.5% depending on total commitments. As of October 4, 2011, the Company had no borrowings outstanding under the revolving credit facility, and was in compliance with the financial covenants under the Credit Agreement.

The foregoing description of the Fourth Amendment is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 in this Current Report on Form 8-K regarding the Fourth Amendment is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On October 4, 2011, the Company issued a press release announcing the Fourth Amendment and the increase in the Borrowing Base. The press release is filed as Exhibit 99.1 to this Form 8-K, and is incorporated herein by reference.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number   Description of Exhibit

10.1
Fourth Amendment to Credit Agreement dated as of October 3, 2011, among PetroQuest Energy, Inc., PetroQuest Energy, L.L.C., TDC Energy LLC, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Capital One, N.A., Iberiabank FSB and Whitney National Bank.

99.1	Press Release dated October 4, 2011.

[Signature page follows]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2011

PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief
Financial Officer and Treasurer